Exhibit 4.2

Certificate Number [•]

ACQUITY GROUP LIMITED

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW

(AS AMENDED OR REVISED FROM TIME TO TIME)

THE AUTHORISED CAPITAL OF THE COMPANY IS USD50,000 DIVIDED INTO 500,000,000 ORDINARY SHARES OF A NOMINAL OR PAR VALUE OF USD0.0001 EACH

Ordinary Shares [•]

THIS CERTIFIES THAT [shareholder] of [address] is the registered holder of [number of ordinary shares] Ordinary Shares of par value USD0.0001 each subject to the Memorandum and Articles of Association of the Company, and transferable only on the book of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company.

EXECUTED on behalf of the Company this          day of                  20         .

Director/Secretary